FINAL

DESCRIPTION OF THE STEP-UP SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this Description of the Step-Up Senior Notes, the word “Company” refers only to Maxcom Telecomunicaciones, S.A.B. de C.V. (a sociedad anónima bursátil de capital variable incorporated under the laws of the United Mexican States or Mexico) and not to any of its subsidiaries. All references to “U.S.$” or “dollars” are to U.S. dollars.

The Company will issue the Step-Up Senior Notes, or new notes, under an indenture among itself, the subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, transfer agent, paying agent and registrar, pursuant to the Plan.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes. Copies of the indenture will be available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the New Notes and the Note Guarantees

The new notes:

•	will be general obligations of the Company;

•	will secured by a first-priority lien on the Collateral;

•	will be pari passu in right of payment to all senior existing and future Indebtedness of the Company, and junior to certain obligations preferred by statute, such as tax and labor obligations;

•	will be effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the assets securing such Indebtedness (subject to “—Security” below);

•	will be senior in right of payment to any future subordinated Indebtedness of the Company, and will be unconditionally guaranteed by the subsidiary guarantors; and

•	will rank senior in right of payment to all of the subsidiary guarantors’ existing and future subordinated indebtedness.

Principal, Maturity and Interest

The Company will issue the new notes pursuant to the terms and conditions of the Plan. The new notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase the new notes. (See “—Additional Notes”.) The Company will issue new notes in denominations of U.S.$          and integral multiples of U.S.$           in excess thereof. The new notes will mature on June 15, 2020.

Interest on the new notes will accrue from the Issue Date and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2013. The new notes will accrue interest from the Issue Date until June 14, 2016 at the rate of 6% per annum. From June 15, 2016 until June 14, 2018, the new notes will accrue interest at the rate of 7% per annum. From June 15, 2018 until the date of maturity, the new notes will accrue interest at the rate of 8% per annum. Interest on overdue principal and interest will accrue at a rate that is 2% higher than the then applicable interest rate on the new notes. The Company will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the applicable interest payment date.

Interest on the new notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the due date for payment of any amount in respect of principal or interest on any of the new notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

If money for the payment of principal or interest remains unclaimed for two years, the trustee and/or the paying agent will, upon written request therefore from the Company or the applicable subsidiary guarantor, pay the money back to the Company. After that, holders entitled to money must look to the Company for payment as general creditors unless the applicable law designates another person.

Methods of Receiving Payments on the New Notes

If a holder of new notes has given wire transfer instructions to the Company, the Company will pay or cause to be paid all principal, interest, Additional Amounts and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the new notes will be made at the office or agency of the paying agent and registrar or other place of payment unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar for the new notes. The Company may change the paying agent or registrar without prior notice to the holders of the new notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith. The Company will not be required to transfer or exchange any new note selected for redemption. Also, the Company will not be required to transfer or exchange any new note for a period of 15 days before a selection of new notes to be redeemed.

Security

Collateral

The new notes are secured by first-priority Liens (subject to Collateral Permitted Liens), pursuant to:

(1)	mortgages on certain assets and properties owned by the Company and its Restricted Subsidiaries;

(2)	an intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreements required to implement such intercompany indebtedness pledge and subordination agreement in full; and

(3)	the Intercompany Subordination and Credit Agreement and Intercompany Trust Agreement (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, all Intercompany Indebtedness),

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which, in each case, shall be reasonably satisfactory in form and substance to the Requisite Consenting Senior Noteholders and the Purchasers (collectively clauses (1) through (3), the “Collateral Documents”) entered into from time to time by the Company and its Restricted Subsidiaries and Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”) for the benefit of the holders of the new notes from time to time.

The Company will cause to be created and perfected first-priority Liens on all its existing and future fixed assets which constitute telecommunication network comprised of switches, fiber optic and copper networks, radio and electronic equipment, computers and engineering equipment, transportation equipment and office furniture as set forth on its consolidated balance sheet under “Telephone Network Systems and Equipment”, in each case owned by the Company or any Restricted Subsidiary on the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date and all proceeds from the sale of any of the foregoing (collectively, and together with any assets that may be pledged from time to time, the “Collateral”).

The Liens created will be governed by Mexican law and remedies including foreclosure will be subject to Mexican law. Pursuant to the provisions of each mortgage, the Company and its Restricted Subsidiaries will retain possession and use and have the right to exploit and dispose of the Collateral, including proceeds in respect thereof, subject to Liens under such mortgages, in the ordinary course of their business, in each case unless and until the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, instructs otherwise or takes other enforcement action in accordance with the terms of the Collateral Documents. Prior to an Event of Default, cash constituting Collateral by virtue of being proceeds under any mortgage (other than Net Proceeds from a Collateral Asset Sale or an Event of Loss) may be used or applied as contemplated under “— Use of the Collateral” and upon such use or application such cash shall not be deemed to be collateral.

Use of the Collateral

Subject to the terms and conditions of the indenture and the Collateral Documents, the Company will be entitled, unless an Event of Default has occurred and is continuing and the Collateral Agent has given contrary instructions in accordance with the terms of the Collateral Documents, to generally remain in possession of and to retain exclusive control over the Collateral (other than any amounts that are the proceeds of a Collateral Asset Sale or an Event of Loss relating to the Collateral), to freely operate the Collateral, to replace the Collateral and to sell or otherwise dispose of Collateral (including, with respect to cash constituting Collateral by virtue of being proceeds under any mortgage), and to collect, invest and dispose of any income in respect of any Collateral, in each case in the ordinary course of the Company’s business. See “Enforcement and Disposition of Collateral” below.

Termination and Reinstatement of the Collateral

Upon the full and final payment and performance by the Company and the subsidiary guarantors of the Obligations under the new notes, the indenture and the Collateral Documents will terminate and the Liens on all of the Collateral will be released. The Collateral Agent will release the Liens in favor of the Collateral Agent in any Collateral to be sold pursuant to a Collateral Asset Sale or, in the case of certain obsolete or other assets, to be disposed of in a transaction not considered a Collateral Asset Sale pursuant to clause (i) of the exclusion to the definition thereof; provided that such transaction shall be subject to the provisions under the sub-heading “—Repurchase at the Option of Holders—Asset Sales and Events of Loss”. The Company may use the Net Proceeds of a Collateral Asset Sale to purchase Replacement Collateral to be made part of the Collateral or make an offer to repurchase notes.

Enforcement and Disposition of Collateral

The indenture and the Collateral Documents provide that, upon the occurrence and during the continuation of an Event of Default:

•	the Collateral Agent shall be entitled to cancel any lease agreement entered into by each Restricted Subsidiary owning real property subject to a mortgage; and

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•	the Collateral Agent may, without notice, enter upon all or any portion of the Company’s and its Restricted Subsidiaries’ premises that comprises the Collateral to inspect the Collateral and may exercise other rights with respect to the Collateral under applicable law.

For so long as an Event of Default has occurred and is continuing, and subject to certain limitations, the Collateral Agent may be directed in writing by the noteholders of the new notes, through the trustee for the new notes, to take (or to refrain from taking) such action or exercise such power only upon the written instruction of the noteholders of at least 25% in aggregate principal amount of the new notes then outstanding and if such holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by noteholders representing a greater aggregate principal amount will prevail.

The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the Collateral Documents in the following order of priority:

•	first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the collateral agent under the Collateral Documents and to the unpaid fees, expenses, reimbursements and indemnifications of the Collateral Agent;

•	second, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the trustee for the new notes, to the extent relating to their activities in connection with the Collateral Documents;

•	third, to the payment of principal under the new notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis and subject to the limitations provided below;

•	fourth, to the payment of accrued and unpaid interest under the new notes;

•	fifth, to the payment of any other obligations under the new notes; and

•	sixth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

No appraisal of any of the Collateral has been prepared by or on behalf of the Company in connection with the issuance and sale of the new notes or otherwise. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Collateral Documents would be sufficient to satisfy payments due in respect of the new notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. The exercise of remedies may be restricted or limited with respect to some or all of the Collateral. In addition, certain of the Collateral may be subject to additional legal or other restrictions that may inhibit or significantly delay its disposition. Accordingly, there can be no assurance that the Collateral can be disposed of in a short period of time, or at all.

Release of Liens in Respect of New Notes

The Collateral Agent’s priority Liens upon the Collateral will no longer secure the new notes outstanding under the indenture, the note guarantees or any other Obligations under the indenture, and the right of the Holders of the new notes and such Obligations to the benefits and proceeds of the Collateral Agent’s priority Liens on the Collateral will terminate and be discharged, in which case the Collateral Agent shall execute and allow the Company to file all required documents provided to it, at the Company’s sole cost and expense, to effectuate the release of the Collateral Agent’s Liens upon the Collateral upon the receipt by the Collateral Agent from the trustee of written notice as to:

(1)	satisfaction and discharge in accordance with the indenture;

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(2)	a Legal Defeasance or Covenant Defeasance of the new notes in accordance with the indenture;

(3)	payment in full and discharge of all new notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the new notes are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); or

(4)	such termination or discharge, in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the indenture.

Note Guarantees

The new notes will be guaranteed by each of the Company’s current and future Subsidiaries, other than Unrestricted Subsidiaries. These note guarantees will be unconditional joint and several obligations of the subsidiary guarantors.

A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving Person) another Person, other than the Company or another subsidiary guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that subsidiary guarantor under the indenture and its note guarantee pursuant to a supplemental indenture and appropriate documents satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The new note guarantee of a subsidiary guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that subsidiary guarantor owned by the Company and its subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(3)	if the Company designates any Restricted Subsidiary that is a subsidiary guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales and Events of Loss.”

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Additional Notes

Subject to the covenants described below, the Company may issue notes under the indenture having the same terms in all respects as the new notes except that interest will accrue on the additional notes from their date of issuance. The new notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the new notes.

However, if additional notes that are treated as part of a single class under the indenture with the new notes offered hereby are not fungible with the new notes offered hereby for U.S. federal income tax purposes such additional notes will be assigned a CUSIP, ISIN and common code different from those assigned to the new notes offered hereby.

Optional Redemption

At any time prior to June 15, 2017 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of new notes issued under the indenture at a redemption price of 106% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, using cash in an amount up to the amount of the net cash proceeds of a sale of common Equity Interests (other than Disqualified Stock) of the Company; provided that:

(1)	at least 65% of the aggregate principal amount of new notes originally issued under the indenture (excluding new notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to June 15, 2017, the Company may also redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of new notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest and Additional Amounts, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after June 15, 2017, the Company may redeem all or a part of the new notes upon not less than 30 nor more than 60 days’ written notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the new notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning in the years indicated below, subject to the rights of holders of new notes on the relevant record date to receive interest on the relevant interest payment date:

Period	Percentage
June 15, 2017 through June 14, 2018	103.0%
June 15, 2018 through June 14, 2019	101.5%
June 15, 2019 and thereafter	100.0%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the new notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the new notes. The Company may at any time and from time to time purchase notes in the open market or otherwise.

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Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of new notes will have the right to require the Company to repurchase all or any part (equal to U.S.$           or integral multiples of U.S.$           above U.S.$          ) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of new notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the new notes repurchased to the date of purchase, subject to the rights of holders of new notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following the date on which a Change of Control occurs, the Company will mail, by first-class mail, a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of new notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of new notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the new notes properly accepted together with an officers’ certificate stating the aggregate principal amount of new notes or portions of new notes being purchased by the Company.

The paying agent will promptly mail to each holder of new notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that the Company repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or if a notice of redemption is given pursuant to the provisions under the caption “—Optional Redemption” and the redemption described therein is effected in accordance therewith.

If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the new notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

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Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder’s right to require the purchase of new notes upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and the Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the new notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require the Company to repurchase its new notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales and Events of Loss

Non-Collateral Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of as determined in good faith by the Company’s Board of Directors (including as to the value of all non-cash considerations); and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash and is received at the time of such dispositions. For purposes of this provision, each of the following will be deemed to be cash:

(a)	Cash Equivalents;

(b)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any note guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement in which the transferee releases the Company or such Restricted Subsidiary from further liability; and

(c)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days following the closing of such Asset Sale, to the extent of the cash received in that conversion; and

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(d)	any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (d), not to exceed 1% of Total Assets at the time of the receipt of such. Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to permanently repay any Indebtedness, other than subordinated Indebtedness or any Indebtedness of a Subsidiary that is not a subsidiary guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(3)	to purchase long-term property or assets or make a capital expenditure used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Collateral Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate a Collateral Asset Sale, unless:

(a)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of such Collateral;

(b)	with respect to each such Collateral Asset Sale, the Company delivers an officers’ certificate to the trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that such sale complies with clause (a) above;

(c)	at least 75% of the consideration received for the Collateral sold by the Company or its Restricted Subsidiaries, as the case may be, shall be in the form of cash or Cash Equivalents received at the time of such Collateral Asset Sale; provided that any other consideration received for such Collateral shall constitute Collateral pursuant to appropriate Collateral Documents to which the owner thereof is a party; and

(d)	the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral Agent, as additional Collateral.

In the case of any Collateral Asset Sale, the Company, within 360 days from the date of consummation of a Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral. Any such Net Proceeds not so applied will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”. In the case of a Collateral Asset Sale that represents all or substantially all of the Collateral, all of the Net Proceeds therefrom will be immediately applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Events of Loss. If the Company or a Restricted Subsidiary suffers an Event of Loss, the Net Proceeds therefrom will be paid directly by the party providing such Net Proceeds to the Collateral Agent, pursuant to the applicable Collateral Document, as additional Collateral. As any portion or all of the Net Proceeds from any such Event of Loss are received by the Collateral Agent, the Company may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (1) to purchase or otherwise invest in Replacement Collateral and (2) to restore the relevant Collateral. In the event that the Company elects to restore the relevant Collateral pursuant to the foregoing clause (2), within 180 days of receipt of such Net Proceeds from an Event of Loss, the Company will:

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(1)	give the trustee irrevocable written notice of such election, and

(2)	enter into a binding commitment to restore such Collateral, a copy of which will be supplied to the trustee, and will have 360 days from the date of such binding commitment to complete such restoration, which will be carried out with due diligence. The Company will take such action, at its sole expense, as may be required to ensure that the Collateral Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral.

Any such Net Proceeds that the Company does not elect to apply within such 180 day period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Replacement Collateral. Under the terms of the indenture, in the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral:

(1)	the Company will deliver an officers’ certificate to the Collateral Agent and the trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the Fair Market Value of such Replacement Collateral;

(2)	the Company will deliver an officers’ certificate to the Collateral Agent and the trustee certifying compliance with the provisions of the indenture and requesting the release of such certified purchase price to the Company (or the applicable Restricted Subsidiary), free of the Lien of the Collateral Documents; and

(3)	the Company will take such actions, at its sole expense, as may be required to permit the Collateral Agent, pursuant to the applicable Collateral Document, to release such Net Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral Agent has, from the date of such purchase or investment, a first-priority Lien on such Replacement Collateral pursuant to appropriate Collateral Documents.

Notwithstanding anything to the contrary in the foregoing, pending application of such consideration to acquire Replacement Collateral or restore the relevant Collateral in an Event of Loss, any consideration received in connection with a Collateral Asset Sale, an Event of Loss or an investment in Replacement Collateral shall be paid directly by the purchaser thereof to the Collateral Agent or otherwise constitute Collateral subject to a first-priority lien in form and substance satisfactory to the Collateral Agent.

Asset Sale Offer. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds U.S.$5.0 million, within five days thereof, the Company will be required to make an Asset Sale Offer to all holders of new notes and all holders of other Indebtedness that is pari passu with the new notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of new notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at the offer price specified in the next sentence. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

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If the aggregate principal amount of new notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the new notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of new notes of their right to require the Company to repurchase the new notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to, for example, the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited under other agreements from purchasing notes, the Company could seek the consent of its senior lenders under such other agreements to the purchase of new notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, the Company’s ability to pay cash to the holders of new notes upon a repurchase may be limited by the Company’s then existing financial resources.

Excess Capital Contribution Offer

Prior to the Effective Date, the Company will call a shareholders’ meeting to approve a cash capital increase in the Company to allow the Purchaser to contribute approximately U.S.$45.0 million (the “Purchaser’s Capital Contribution”). Pursuant to Mexican law, the Company’s other shareholders will have the right, unless waived during such shareholders’ meeting, to subscribe for shares of Capital Stock of the Company sufficient to maintain their existing ownership percentage. Any cash contributed by shareholders, other than the Purchaser, who exercise their preemptive rights in connection with the Purchaser’s Capital Contribution is referred to as the “Excess Capital Contribution.”

With respect to 50% of any Excess Capital Contribution greater than U.S.$5.0 million (the “Excess Capital Contribution Amount”), the Company will be required to use such cash to make an offer to each holder of new notes to repurchase such holder’s notes at the offer price specified in the next sentence (an “Excess Capital Contribution Offer”). The offer price in any Excess Capital Contribution Offer will be equal to 85% of the principal amount of the new notes plus accrued and unpaid interest and Additional Amounts, if any, on the new notes repurchased to the date of purchase, and will be payable in cash. If the aggregate principal amount of new notes tendered into such Capital Contribution Offer, taking into account the offer price of 85% of the principal amount of the new notes, exceeds the Excess Capital Contribution Amount, the trustee will select the new notes to be purchased in accordance with the selection procedures described under the caption “Selection and Notice.” Any portion of the Excess Capital Contribution that remains after consummation of an Excess Capital Contribution Offer may be used by the Company for any purpose not otherwise prohibited by the indenture.

Within ten days following the date on which the Company has received all Excess Capital Contributions to be made in connection with the Purchaser’s Capital Contribution (and the total Excess Capital Contributions exceed U.S.$5.0 million), the Company will mail, by first-class mail, a notice to each holder, with a copy to the trustee, stating the Excess Capital Contribution Amount and offering to repurchase new notes on the Excess Capital Contribution payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

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The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of new notes pursuant to an Excess Capital Contribution Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Capital Contribution Offer provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Capital Contribution Offer provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the new notes are to be redeemed, selection of the new notes for redemption will be made by the trustee in compliance with the requirements of the principal securities exchange, if any, on which the new notes are listed, or if the new notes are not listed on a securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate and in accordance with DTC procedures. We will redeem notes of U.S.$           or less in whole and not in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each holder of new notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the new notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any new note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of new notes upon cancellation of the original new note. New notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on notes or portions of new notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests (a) of the Company or any direct or indirect parent of the Company or (b) of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3)	make any payment on or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the new notes or the applicable Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

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(4)	make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately preceding the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of the amount of such deficit) accrued on a cumulative basis; plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold or issued to a Subsidiary of the Company or Equity Interests of the Company sold or issued pursuant to irrevocable commitments made prior to the date of the indenture); plus

(c)	to the extent that one or more Restricted Investments that were made after the date of the indenture is pursuant to this first paragraph are sold for cash or otherwise liquidated or repaid for cash or otherwise results in a return on such Investments in cash, through dividends, interest, distributions or otherwise, the lesser of (i) the cash return of capital with respect to all such Restricted Investments (less the cost of disposition, if any) and (ii) the initial amount of all such Restricted Investments, in each case taken as a whole; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, provided, however, that the foregoing sum shall not exceed, in the case of any such Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment under this clause (3)) by the Company or any Restricted Subsidiary in such Person.

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The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any subsidiary guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	(i) to the extent required by law, or by the by-laws of any Restricted Subsidiary in effect on the date of the indenture, or (ii) so long as no Default has occurred and is continuing or would be caused thereby and, in the case of this clause (ii), provided that no intercompany notes are outstanding pursuant to clause (1) of the definition of “Permitted Investments,” the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock; and

(7)	other Restricted Payments in an amount not to exceed U.S.$12.5 million since the date of the indenture.

The amount of all Restricted Payments (other than cash and Indebtedness) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds U.S.$6.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the subsidiary guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio, as of the Calculation Date, would have been no greater than (a) 4.25 to 1 in the case of any incurrence or issuance on or before December 31, 2013, (b) 4.00 to 1 in the case of any incurrence or issuance on or after January 1, 2014 and on or before December 31, 2014 and (c) 3.50 to 1 in the case of any incurrence or issuance on or after January 1, 2015, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, as of the Calculation Date.

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The first paragraph of this covenant will not prohibit, so long as no Default or Event of Default has occurred and is continuing, the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2)	the incurrence by the Company and the subsidiary guarantors of Indebtedness represented by the new notes and the related note guarantees to be issued in accordance with the terms and conditions of the Plan;

(3)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price (whether in an asset acquisition or acquisition of Equity Interests) or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed U.S.$15.0 million at any time outstanding;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), or (3) of this paragraph;

(5)	the incurrence by the Company or any of its Wholly-Owned Restricted Subsidiaries of Intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any subsidiary guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the new notes, in the case of the Company, or the note guarantee, in the case of a subsidiary guarantor;

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5); and

(c)	such Indebtedness is otherwise incurred in accordance with the terms of the covenant described under the caption “—Limitation on Intercompany Indebtedness”;

(6)	the issuance by any of the Company’s Wholly-Owned Restricted Subsidiaries to the Company or to any of its Wholly-Owned Restricted Subsidiaries that is a subsidiary guarantor of shares of preferred stock; provided, however, that:

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(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing the Company’s (or any Restricted Subsidiary’s) exposure to fluctuations in interest rates with respect to Indebtedness permitted to be Incurred by the Company pursuant to the indenture or protecting the Company (or its Restricted Subsidiaries) against currency fluctuations in the ordinary course of business and not for speculative purposes;

(8)	the guarantee by the Company or any of the subsidiary guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the new notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company or any Restricted Subsidiary securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

(11)	Attributable Debt with Respect to a Sale and Leaseback Transaction to the extent such Sale and Leaseback Transaction complies with the provisions under “—Sale and Leaseback Transactions”;

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(13)	Indebtedness of the Company, to the extent the net proceeds thereof in their entirety are (i) used solely to purchase notes tendered in a Change of Control Offer or (ii) concurrently deposited to defease the new notes as described under “—Satisfaction and Discharge”;

(14)	Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business; and

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), but excluding the indebtedness permitted by clauses (1) through (14), not to exceed U.S.$20.0 million.

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The Company will not incur, and will not permit any subsidiary guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such subsidiary guarantor unless such Indebtedness is also contractually subordinated in right of payment to the new notes and the applicable note guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the reclassification of accounts payable as Indebtedness, and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined as the average daily observed currency exchange rates reported by the Federal Reserve Bank of New York for the trailing 30 calendar day period, including the date of incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated calculated based on the relevant currency exchange rates as calculated in the first sentence of this paragraph.

Limitation on Intercompany Indebtedness

(1)	All existing and future Intercompany Indebtedness (other than Ordinary Course Intercompany Indebtedness) will be subordinated to the new notes pursuant to the terms of a subordination and revolving credit agreement (the “Intercompany Subordination and Credit Agreement”), the terms of which, among other things, will provide that (i) no cash payments will be permitted to be made in respect of such Intercompany Indebtedness while any of the new notes remain outstanding and (ii) all such Intercompany Indebtedness will be subordinated to the new notes in liquidation and in right of payment.

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(2)	All existing and future Ordinary Course Intercompany Indebtedness will be incurred or deemed incurred pursuant to, and in accordance with the terms of, the Intercompany Subordination and Credit Agreement, the terms of which, among other things, will provide that (i) the Company and/or its Subsidiaries will be permitted to incur additional Ordinary Course Intercompany Indebtedness and make and collect payments in respect of such Ordinary Course Intercompany Indebtedness so long as such Ordinary Course Intercompany Indebtedness is incurred, and such payments are made or collected, in the ordinary course of business consistent with past practice and (ii) all such Ordinary Course Intercompany Indebtedness will be subordinated to the new notes in liquidation and in right of payment (subject to the preceding clause (i)).

(3)	During the pendency of any proceeding filed by or against the Company or any of its Subsidiaries seeking relief as debtor, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of the Company or any of its Subsidiaries or its debts under any law relating to bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, or relief of debtors, or seeking appointment of a receiver, trustee, assignee, custodian, liquidator or visitador, conciliador or síndico or any other similar official for the Company or for any substantial part of its property, the Company shall, and shall cause each of its Subsidiaries to, vote any claims that the Company or any Subsidiary of the Company might have based on Intercompany Indebtedness in the same manner as the majority of the unaffiliated third-party creditors of the Company and its Subsidiaries pursuant to the terms of the Intercompany Subordination and Credit Agreement and the Intercompany Trust Agreement.

(4)	Neither the Company nor any of its Subsidiaries will (a) enter into or maintain any Intercompany Indebtedness other than Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement in accordance with the terms of this covenant, or (b) amend or waive any part of the documentation with respect to Intercompany Indebtedness in any way that would result in (i) a violation of the indenture or the Collateral Documents or (ii) a change of any kind in the provisions of such documentation relating to the subordination of the Intercompany Indebtedness.

(5)	Upon the occurrence and during the continuation of an Event of Default, the Company will not make any payment to any Subsidiary pursuant to the terms of any Intercompany Indebtedness and will not take any action that could cause or result in such payment being made.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset or property of any character now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1)	the Company or the Restricted Subsidiary, as applicable, would be entitled to:

(a)	incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)	create a Lien on such property or assets securing such Attributable Debt pursuant to the covenant described under the caption “—Liens”;

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in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and

(2)	the Company complies with the covenant described under the caption “—Asset Sales and Events of Loss” in respect of such transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries;

(3)	pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(4)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the new notes and the note guarantees;

(3)	applicable law, rule, regulation or order or the applicable by-laws of the Company or any of its Restricted Subsidiaries as in effect on the date of the indenture;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

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(7)	any agreement for the sale or other disposition of all or substantially all the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was allowed to make such Investment pursuant to the other terms of the indenture; and

(11)	customary provisions existing in the documentation governing any Permitted Securitization.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly- Owned Restricted Subsidiary); and

(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary), unless:

(a)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(b)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “—Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(c)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to constitute a Restricted Subsidiary and the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with the “—Asset Sales and Events of Loss” covenant.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate, merge or reorganize with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Mexico, a member of the European Union or the United States, any state of the United States or the District of Columbia;

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(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the new notes and the indenture pursuant to agreements satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, (x) be permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “ —Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Leverage Ratio no greater than the Leverage Ratio of the Company immediately prior to giving effect to such transaction; and

(5)	the Company shall have delivered to the trustee an officers’ certificate and opinions of counsel in the relevant jurisdictions, each stating, in form and substance satisfactory to the trustee, that such consolidation, merger or transfer and the agreements referred to in clause (2) of this paragraph comply with the indenture (provided that such opinions of counsel may assume, among other things, the satisfaction of all financial ratios in connection with such transaction).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend or permit to exist any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$2.5 million, (i) the terms of the Affiliate Transaction are set forth in writing; (ii) a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that such Affiliate Transaction complies with this covenant and have approved such Affiliate Transaction; and (iii) the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ evidencing the fulfillment of the condition set out in clause (2)(a)(ii); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$6.0 million, in addition to the conditions set out in clause (2)(a), the Company delivers to the trustee a written opinion to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries issued by an investment banking firm of national standing.

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The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any reasonable and customary employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries and approved by the Board of Directors;

(2)	transactions exclusively between or among the Company and/or any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(3)	payment of reasonable directors’ fees to directors of the Company and its Restricted Subsidiaries who are not otherwise Affiliates of the Company as determined in good faith by the Company’s Board of Directors;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(6)	loans or advances to employees in the ordinary course of business and in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed U.S.$500,000 in the aggregate at any time outstanding;

(7)	transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person and no Affiliate of the Company (other than a Restricted Subsidiary thereof) owns any Equity Interests in, or controls, such Person except through their ownership of the Company; and

(8)	customary and reasonable transactions in connection with a Permitted Securitization, including Standard Securitization Undertakings.

No Impairment of Security Interests

Neither the Company nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the new notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority status of any Lien granted pursuant to the Collateral Documents. The Company will cause the Restricted Subsidiaries to comply with their obligations under the Collateral Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the holders of the new notes in any material respect, except as described above under “—Security” or as permitted under “—Amendment, Supplement and Waiver.”

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than Permitted Businesses.

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Additional Note Guarantees; Additional Security

If the Company or any of its Restricted Subsidiaries acquires or creates any direct or indirect Subsidiary after the date of the indenture (a “New Subsidiary”), then the Company or such Restricted Subsidiary shall, within ten Business Days after such formation or acquisition, cause such New Subsidiary to:

(1)	become a subsidiary guarantor and deliver to the trustee a duly executed supplemental indenture and an Opinion of Counsel pursuant to which such New Subsidiary will unconditionally and irrevocably guarantee the Company’s obligations under the new notes, provided that any New Subsidiary that is designated as an Unrestricted Subsidiary need not become a subsidiary guarantor until five Business Days after as it ceases to be an Unrestricted Subsidiary; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such supplemental indenture and any related documents; and

(2)	duly execute and deliver to the trustee and the Collateral Agent an Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will he deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “ — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and, if such Indebtedness is being permitted pursuant to the first paragraph of such covenant, the Leverage Ratio being calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

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Reports

So long as any new notes are outstanding:

(1)	the Company will provide the trustee and the holders of the new notes with annual financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Company’s fiscal year, and unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year. These annual and quarterly financial statements will be prepared in accordance with IFRS and be accompanied by a management discussion and analysis of the results of operation and liquidity and capital resources of the Company and its Subsidiaries for the periods presented in reasonable detail. English translations will be provided of any of the foregoing documents prepared in another language;

(2)	to the extent not included in clause (1) above, the Company will provide the trustee and the holders of the new notes copies (including English translations or summaries of documents prepared in another language) of all public filings made with any securities exchange or securities regulatory agency or authority within fifteen (15) days of such filing (including, if publicly available in English on the website of the Company, any filings made by the Company to the extent they contain material financial information of or related to the Company); and

(3)	in case the Company is not subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will make available, upon request, to any holder of the new notes and any prospective purchaser of new notes the information required pursuant to Rule 144A(d)(4) under the Securities Act;

provided that any financial statements or other information required to be furnished to the trustee and holders of the new notes by the Company under (1) through (3) above shall be deemed furnished if and when the Company posts such reports on the Company’s website on the Internet at www.maxcom.com.mx; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted and provided, further that the Company shall promptly notify the trustee in writing whenever it shall have so posted such materials.

The Company will make the information and reports available to securities analysts and prospective investors upon request. For so long as the new notes are listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the above information will also be made available in Luxembourg through the offices of Deutsche Bank Luxembourg S.A., the Luxembourg listing agent.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will deliver to the trustee: (1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default or Event of Default, specifying the Default or Event of Default and its nature and status; and (2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an officers’ certificate setting forth the details of the Default or Event of Default, and the action which the Company proposes to take with respect thereto.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

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Enforceability of Judgments

Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws.

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs. Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Subsidiaries under the new notes or if payment under the new notes is claimed from the Company or any of the Subsidiaries in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company or any Subsidiaries would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us. The exchange currency rate for the purposes specified herein is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation.

Luxembourg Listing

Application will be made to list the new notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange; however, the Company cannot assure the holders of the new notes that they will be accepted for listing. Following the issuance of the new notes, the Company will use its best efforts to obtain and maintain listing of the new notes on the Euro MTF; provided, however, that if the Company is unable to list the new notes on the Euro MTF, or if the Company is unable maintain its listing on the Euro MTF, it will use its best efforts prior to the delisting of the new notes, list and maintain a listing of the new notes on another internationally recognized stock exchange. In the event that a Restricted Subsidiary provides a Guarantee or is released from its obligations under a Guarantee at a time when the new notes are listed on the Euro MTF, the Company will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the granting or release of such Restricted Subsidiary Guarantee in the d’Wort, send a copy of such notice to the Luxembourg Stock Exchange and, in the case of the granting of a new Restricted Subsidiary Guarantee, deposit a copy of the Restricted Subsidiary Guarantee with the Luxembourg Stock Exchange and the Luxembourg sub-paying agent.

Luxembourg Listing Agent, Luxembourg Sub-Paying Agent and Luxembourg Transfer Agent

Deutsche Bank Luxembourg S.A., is the Luxembourg listing agent, the Luxembourg sub-paying agent and Luxembourg transfer agent in respect of the new notes. The Company will maintain such agencies so long as the new notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the subsidiary guarantors under or in connection with the new notes, including damages. To the greatest extent permitted under applicable law, any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or the subsidiary guarantors or otherwise) by any holder of a new note in respect of any sum expressed to be due to it from the Company or the subsidiary guarantors shall constitute a discharge to the Company or the subsidiary guarantors only to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any new note, the Company or the subsidiary guarantors shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company or the subsidiary guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will he sufficient for the holder of a new note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received or recovered in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date he certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the other obligations of the Company or the subsidiary guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a new note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any new note.

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Additional Amounts

The Company is required by Mexican law to deduct Mexican withholding taxes, at a rate expected to be 4.9% if the Company satisfies certain conditions required under Mexican law (subject to certain exceptions), from payments of interest or amounts deemed interest to investors who are not residents of Mexico for tax purposes, and the Company (or any relevant subsidiary guarantor, as applicable) will pay additional amounts on those payments (and certain other payments) except as described below.

All payments under or in respect of the new notes or any note guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest and additions related thereto) (collectively, “Taxes”) of whatever nature imposed, levied, collected, withheld or assessed unless such withholding or deduction is required by law. In the event of any such withholding or deduction imposed or levied by a Tax Jurisdiction (as defined below) is required to be made from any payments under or with respect to the new notes or any note guarantee, the Company or the relevant subsidiary guarantor, as applicable, shall pay to holders of the new notes such additional amounts (“Additional Amounts”) as will result in the net payment to such holder (including Additional Amounts) of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable with respect to:

(a)	any Taxes that would not have been so withheld or deducted but for the holder or beneficial owner of the new notes having a present or former connection to the relevant Tax Jurisdiction (including having a permanent establishment for tax purposes in such Tax Jurisdiction, being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed) other than the mere receipt of payments in respect of the new notes or any note guarantee, the mere holding or ownership of such note or beneficial interest in the note or the exercise of any rights under the new notes or the indenture;

(b)	where presentation is required for payment on a new note, any Taxes that would not have been so withheld or deducted if the note had been presented for payment within 30 days after the Relevant Date (as defined below), except to the extent that the holder would have been entitled to Additional Amounts had the note been presented any day during such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(c)	any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the note or any payment in respect of such note, after written request made to that holder or beneficial owner at least 60 days before any such withholding or deduction would be payable, by the Company or the relevant subsidiary guarantor, the trustee or the paying agent, as applicable, to comply with any certification, identification, information, documentation or other similar reporting requirement concerning its nationality, residence, identity or connection with the relevant Tax Jurisdiction, which is required or imposed by a statute, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

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(d)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any new note;

(e)	any Taxes payable other than by withholding or deduction;

(f)	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income (the “Directive”) implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)	any Taxes imposed in connection with a new note presented for payment (where presentation is required) by or on behalf of a holder or beneficial owner thereof who would have been able to avoid such tax by presenting the relevant note to another paying agent; or

(h)	any combination of (a) through (g) above.

Notwithstanding the foregoing, the limitations on the Company’s (or any relevant subsidiary guarantor’s, as applicable) obligation to pay Additional Amounts set forth in clauses (c) and (h) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (h) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a new note (taking into account any relevant differences between U.S. and Mexican law rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice as of the date hereof (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Article 195, Section II of the Mexican Income Tax Law, or a substantially similar successor of such provision is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (h) is expressly required by statute, regulation or official administrative practice of general application in order to apply Article 195, Section II of the Mexican Income Tax Law, the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Article 195, Section II of the Mexican Income Tax Law. In addition, such clauses (c) and (h) shall not be construed to require a non-Mexican pension or retirement fund or a non-Mexican financial institution or another holder to register with the Ministry of Finance and Public Credit or the Servicio de Administración Tributaria for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

If the Directive imposes taxes upon notes, the Company will use commercially reasonable efforts to maintain a paying agent with a specified office in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, the Directive.

“Tax Jurisdiction” means (1) Mexico or any political subdivision thereof or any authority therein or thereof having the power to tax, (2) any jurisdiction in which the Company or any subsidiary guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein having the power to tax or (3) any jurisdiction by or through which payment is made.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders of the new notes in accordance with the indenture.

References to principal, interest or any other amount payable on or in respect of any new note shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the indenture or in the new notes to the extent that Additional Amounts are, were or would be payable in respect thereof.

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At least ten Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date if there has been any change with respect to the matters set forth in the below-mentioned officers’ certificate), the Company or the relevant subsidiary guarantor, as applicable, will furnish to the trustee and the paying agent an officers’ certificate instructing the trustee and the paying agent whether payments of principal of or interest on the new notes due on such interest payment date will be made without deduction or withholding for or on account of any Taxes by the Tax Jurisdictions (other than the jurisdiction where the trustee is located or organized). If any such deduction or withholding shall be required, at least 20 days prior to such interest payment date (unless the obligation to pay Additional Amounts arises after the 20th day prior to the payment date, in which case the Company or the relevant subsidiary guarantor shall notify the trustee and the paying agent promptly thereafter), the Company, or the relevant subsidiary guarantor, as applicable, will furnish the trustee and the paying agent with an officers’ certificate that specifies the amount, if any, required to be withheld on such payment to holders of the new notes. If the Company or any subsidiary guarantor is obligated to pay Additional Amounts with respect to such payment, the officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to the holders on the relevant payment date. For these purposes, any officers’ certificate required by the indenture to be provided to the trustee and any paying agent shall be deemed to be duly provided if telecopied to the trustee and such paying agent.

The Company or the relevant subsidiary guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the relevant subsidiary guarantor, as applicable, will obtain official receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld, or, if such receipts are not obtainable, such other documentation reasonably acceptable to the trustee. The Company, or the relevant subsidiary guarantor, as applicable, shall furnish to the trustee the official receipts (or a certified copy of the official receipts or other such documentation, as applicable) evidencing payment of Taxes. The Company or the relevant subsidiary guarantor, as applicable, will attach to each certified copy or other such documentation, as applicable, a certificate stating (x) that the amount of such Tax evidenced by the certified copy was paid in connection with payments under or with respect to the new notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per U.S.$1,000 of principal amount of the new notes. Copies of such receipts or other such documentation, as applicable, shall be made available to holders of the new notes upon request.

The Company and the relevant subsidiary guarantor, as applicable, shall promptly pay when due, and indemnify the holder for, any present or future stamp, issue, registration, court and/or documentary taxes, and/or any other excise taxes, similar charges or similar levies imposed by the Tax Jurisdictions on the execution, delivery, registration or enforcement of any of the new notes, the indenture, any Guarantee or any other document or instrument referred to herein or therein.

The Company (and any relevant subsidiary guarantor, as applicable) will indemnify and hold harmless each holder of new notes and, upon written request of any holder of new notes, reimburse each such holder, for the amount of:

(1)	any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed and paid by such holder as a result of payments made on or with respect to the new notes; provided that reasonable supporting documentation is provided; and

(2)	any Taxes (other than Taxes excluded under clauses (a) through (h)) levied or imposed with respect to any reimbursement under the foregoing clause (1), so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Taxes (other than Taxes excluded under clauses (a) through (h)) on such reimbursement had not been imposed.

Any payments made pursuant to the preceding sentence will be treated as Additional Amounts for all relevant purposes.

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Optional Tax Redemption

The new notes may be redeemed at the Company’s election, as a whole, but not in part, by the giving of notice as provided in the indenture, at a price equal to the outstanding principal amount thereof, together with any Additional Amounts then due and that will become due on the Redemption Date as a result of the redemption or otherwise and accrued and unpaid interest to the Redemption Date, if (1) as a result of any change in, or amendment to, the laws (or any regulations promulgated thereunder) of the relevant Tax Jurisdiction, or any change in the official application, administration or interpretation of such laws or regulations in the relevant Tax Jurisdiction, the Company has or will become obligated to pay on the next interest payment date any Additional Amounts on the new notes in excess of the Additional Amounts the Company would be obligated to pay if payments made on the new notes were subject to withholding or deduction of Mexican taxes at a rate in excess of 4.9 percent (“Excess Additional Amounts”), (2) such change or amendment is announced on or after the Issue Date (or, if later, the date a jurisdiction becomes a relevant Tax Jurisdiction), (3) if there has been a further issuance, such obligation would have arisen absent a further issuance of the new notes pursuant to the indenture, and (4) such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, changing the jurisdiction from or through which payments are made); provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company (or any relevant subsidiary guarantor, as applicable) would be obliged to pay such Excess Additional Amounts. Prior to the giving of any notice of redemption of the new notes pursuant to the foregoing, the Company will deliver to the trustee (1) an officers’ certificate stating that the conditions precedent to the right of the Company to so redeem have occurred and that the obligation to pay Excess Additional Amounts cannot be avoided by the Company by taking reasonable measures available to it, and (2) a written opinion of independent legal counsel of recognized standing in the relevant Tax Jurisdiction to the effect that the Company has become obligated to pay Excess Additional Amounts as a result of a change or amendment described above.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest (including any Additional Interest) or any Additional Amounts on the new notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the new notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Excess Capital Contribution,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

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(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates U.S.$10.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of U.S.$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any note guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any subsidiary guarantor, or any authorized Person acting on behalf of any subsidiary guarantor, denies or disaffirms its obligations under its note guarantee, or any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; and

(8)	certain events of bankruptcy, reorganization, concurso mercantil, quiebra, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the new notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in writing in its exercise of any trust or power. The trustee may withhold from holders of the new notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any or a default pursuant to clause (5) or (6) above. The trustee shall have the right to decline to follow any such direction if the trustee in good faith, by a responsible officer of the trustee, shall determine that the proceeding so directed would involve the trustee in personal liability.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of new notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a new note may pursue any remedy with respect to the indenture or the new notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such written request within 60 days after the receipt of such request and the offer of security or indemnity; and

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(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the new notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the new notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default under the indenture governing the new notes the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any subsidiary guarantor, as such, will have any liability for any obligations of the Company or the subsidiary guarantors under the new notes, the indenture, the note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the subsidiary guarantors discharged with respect to their note guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any and any Additional Amounts that may be due and payable, if any on such notes when such payments are due from the trust referred to below;

(2)	The Company’s obligations with respect to the new notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the subsidiary guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the subsidiary guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the new notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the new notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the new notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any and any Additional Amount that may be due and payable, if any on the outstanding notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the new notes are being defeased to such stated date for payment or to a particular Redemption Date;

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(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	the Company must deliver to the trustee an opinion of counsel in Mexico to the effect that (A) the beneficial owners of the outstanding notes will not recognize income, gain or loss for Mexican Tax purposes as a result of such deposit and defeasance and will be subject to Mexican Taxes, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) payments from the defeasance trust will be made free and clear of, and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by Mexico or any political subdivision or governmental authority thereof or therein having power to Tax;

(5)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(6)	123 days pass after the deposit is made and during the 123-day period no Event of Default under clause (8) under the caption “—Events of Default and Remedies” occurs;

(7)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(8)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of new notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(9)	the Company must deliver to the trustee and opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

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(10)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the new notes or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the new notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the new notes or the note guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of new notes affected, an amendment, supplement or waiver may not (with respect to any new notes held by a non-consenting holder):

(1)	reduce the principal amount of new notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the redemption of the new notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest or Additional Interest, on any new note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5)	make any new note payable in money other than that stated in the new notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of new notes to receive payments of principal of, or interest or premium, if any, on, the new notes;

(7)	waive a redemption payment with respect to any new note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any subsidiary guarantor from any of its obligations under its note guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	make any change in the ranking or priority of any new note that would adversely affect the noteholders in any material respect;

(10)	impair the right of any holder of the new notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(11)	make any change in the provisions of the indenture described under “—Additional Amounts” or “—Optional Tax Redemption” that adversely affects the rights of any holder in any material respect or amend the terms of the new notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any noteholder for United States or Mexican tax purposes;

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(12)	make any change in the provisions of the Collateral Documents that would adversely affect the holders of the new notes in any material respect; or

(13)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of new notes, the Company, the subsidiary guarantors and the trustee may amend or supplement the indenture, the new notes or the note guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s or a subsidiary guarantor’s obligations to holders of new notes and note guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such subsidiary guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of new notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to allow any subsidiary guarantor to execute a supplemental indenture and /or a note guarantee with respect to the new notes;

(7)	conform the text of the indenture to any provisions of this “Description of the Step-Up Senior Notes” to the extent that a portion of this description of notes was intended to be a verbatim recitation of the indenture or the new notes as evidenced by an officer’s certificate;

(8)	provide for the issuance of additional notes under the indenture to the extent otherwise so permitted under the terms of the indenture; or

(9)	evidence and provide for the acceptance of appointment by a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any subsidiary guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the new notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any Additional Amounts that may be due and payable, if any, to the date of maturity or redemption;

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(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(3)	the Company or any subsidiary guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the new notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of the Company or any subsidiary guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of new notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

For so long as any new notes remain outstanding, the Company will make available to any noteholder or beneficial owner of an interest in the new notes, or to any prospective purchasers designated by such noteholder or beneficial owner, upon request of such noteholder or beneficial owner, and in addition to the information referred to under “—Reports” above, the information required to be delivered under paragraph (d)(4) of Rule 144A unless, at the time of such request the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Book-Entry System; Delivery and Form

Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $              and integral multiples of $              in excess thereof without interest coupons (“Global Notes”). The global notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

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Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for new notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of Certificated Notes.

Initially, the trustee will act as paying agent and registrar. The new notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the new notes, including the Global Notes, are registered as the owners of the new notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

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(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the new notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

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(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2)	there has occurred and is continuing an Event of Default with respect to the new notes.

Beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC or any successor depositary in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC or any successor depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend as provided in the indenture, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture).

Same Day Settlement and Payment

The Company will make payments in respect of the new notes represented, by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The new notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture and the new notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Collateral Documents will be governed by the laws of Mexico.

As specified above, under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce the Company’s obligations under the new notes in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency. According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date and in the place payment occurs. Such rate is currently determined by the Mexican Central Bank (Banco de México) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).

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Consent to Jurisdiction and Service

Each of the Company and the subsidiary guarantors will appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its agent for actions brought Under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit (together with all other parties to the indenture) to the jurisdiction of such courts.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any new note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note on June 15, 2017, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2017, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (including a Sale and Leaseback Transaction) of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

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(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value at the time of such transaction of less than U.S.$5.0 million;

(2)	a transfer of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss,” the sale or other disposition of cash or Cash Equivalents;

(6)	for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss” a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants— Restricted Payments” or a Permitted Investment;

(7)	the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(8)	any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code; or

(9)	grants of licenses to use the Company’s or any Restricted Subsidiary’s trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the new notes.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

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(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday, or a day on which commercial banking institutions in The City of New York or Mexico City or place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation (however designated) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Mexican pesos;

(2)	securities issued or directly and fully guaranteed or insured by the United States or Mexican government or any agency or instrumentality of the United States or Mexican government (provided that the full faith and credit of the United States or Mexico is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	demand deposits, time deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has outstanding indebtedness rated at least “A-” by S&P or at least A3 by Moody’s (or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)	Mexican Peso deposits, with maturities of not more than 12 months from the date of acquisition, in any bank or financial institution incorporated under the laws of Mexico with total assets exceeding the equivalent of U.S.$350 million; provided that the aggregate principal amount of any such deposits in banks described in this clause shall not exceed the equivalent of U.S.$20.0 million at any time outstanding;

(7)	repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by Mexico and backed by the full faith and credit of Mexico maturing within one year from the date of acquisition, in each case entered into with any of the Mexican banks specified in the preceding clause (6); provided that such agreement with banks described in subclause (6)(B) shall be deemed a deposit for purposes of the U.S.$20.0 million limit in such subclause; and

(8)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person, if any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the new notes.

“Collateral” has the meaning set forth under “Security—Collateral.”

“Collateral Agent” has the meaning set forth under “Security—Collateral.”

“Collateral Asset Sale” means any Asset Sale (provided however that any exchange of assets under clause 8 of the definition of Asset Sales shall only be for new assets that immediately thereof constitute Collateral and have been pledged and perfected on a first-priority basis on the date of exchange) of any Collateral, or a series of related Asset Sales by the Company or any of its Subsidiaries involving the Collateral, other than (i) the sale for Fair Market Value of machinery, equipment, furniture or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Company or (ii) sales of inventory in the ordinary course of business. A Collateral Asset Sale will not include an Event of Loss.

“Collateral Documents” has the meaning set forth under “Security—Collateral.”

“Collateral Permitted Liens” means any of the following:

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(1)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS has been made in respect thereof;

(2)	Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(3)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)	Liens existing on the Issue Date created before December 20, 2006;

(7)	zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)	Liens created pursuant to the Collateral Documents securing the new notes or any note guarantees.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations or to leases constituting a part of Sale and Leaseback Transactions;

(2)	amortization of debt discount;

(3)	amortization of debt issuance costs;

(4)	capitalized interest;

(5)	non-cash interest expense;

(6)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

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(7)	net payments pursuant to Hedging Obligations but excluding realized and unrealized foreign exchange gains and losses with respect to Hedging Obligations and unrealized gains and losses associated with interest rate Hedging Obligations in each case in accordance with IFRS, and

(8)	the product of (a) dividends paid or accrued in respect to Disqualified Stock of the Company or in respect of preferred stock of any Restricted Subsidiary, in either case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Consolidated Net Income” means, for any period, the aggregate amount of net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the indenture or became a member of the Board of Directors upon the consummation of the Recapitalization; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non- cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is redeemable at the option of the holder of the Capital Stock, in whole or in part, or (3) is convertible or exchangeable for Indebtedness or Disqualified Stock; in each case on or prior to the first anniversary of the Stated Maturity of the new notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the new notes and described under “—Repurchase at the Option of Holders” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”; (B) any such requirement only becomes operative after compliance with such terms applicable to the new notes, including the purchase of any new notes tendered pursuant thereto and (C) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants— Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

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(1)	Consolidated Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus

(2)	to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with IFRS:

(a)	income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses;

(b)	depreciation, amortization (including amortization of intangibles and amortization of pre- operating expenses capitalized in accordance with IFRS but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

(c)	all non-cash compensation expense arising out of the issuance of Equity Interests issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income,

“Effective Date” means the date the Plan becomes effective.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means (i) the loss of, destruction of, or damage to any Collateral; (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $5.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Existing Indenture” means the indenture dated as of December 20, 2006, by and among the Company, the various guarantors parties thereto from time to time and Deutsche Bank Trust Company Americas, as indenture trustee, as amended, supplemented and otherwise modified pursuant to which the Company issued the 11.0% Senior Notes due 2014.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full fault and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

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“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	Attributable Debt under Sale and Leaseback Transactions under which such a Person is a lessee;

(6)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(7)	representing any Hedging Obligations; or

(8)	all Indebtedness of a Receivables Subsidiary and the net unrecovered purchase price of any receivables in connection with a Permitted Securitization.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and obligations in connection with a Permitted Securitization referred to in clause (8)) would appear as a liability upon a balance sheet of the specified’ Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercompany Indebtedness” means any present or future Indebtedness of the Company owing to any of its present or future Subsidiaries, and Indebtedness of any of its present or future Subsidiaries owing to the Company or any of its present or future Subsidiaries.

“Intercompany Lender” means any obligor that is a lender in respect of any Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement.

“Intercompany Subordination and Credit Agreement” has the meaning set forth in clause (1) under “Certain Covenants—Limitation on Intercompany Indebtedness”.

“Intercompany Subordination and Credit Agreement Supplement” means a supplement to the Intercompany Subordination and Credit Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Subordination and Credit Agreement.

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“Intercompany Trust Agreement” means the contrato de fideicomiso irrevocable de administración con derechos de reversión, dated on or prior to the Issue Date, pursuant to which, to the extent provided therein, the rights and interests of the Intercompany Lenders under the Intercompany Subordination and Credit Agreement shall be transferred by the Intercompany Lenders, as grantors (fideicomitentes) and beneficiaries (fideicomisarios en segundo lugar), to the Mexican trustee, as trustee, and the Collateral Agent, with the Holders of the new notes designated as beneficiaries in the first place (fideicomisarios en primer lugar), in the form to be attached to the indenture.

“Intercompany Trust Agreement Supplement” means a supplement to the Intercompany Trust Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Trust Agreement and the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Trust Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants— Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the new notes are first issued.

“Leverage Ratio” means as of a specific date (the “Calculation Date”), the ratio of (i) the aggregate principal amount of the Company’s outstanding Indebtedness and the Indebtedness of the Restricted Subsidiaries plus the amount of all obligations in respect of the repayment of Disqualified Stock and the liquidation preference of preferred stock of Restricted Subsidiaries, in each case determined as of the Calculation Date and calculated in accordance with IFRS to (ii) the Company’s aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available (the “Reference Period”) multiplied by two.

For purposes of calculating the Leverage Ratio:

(1)	acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Company or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with IFRS) as if they had occurred on the first day of the Reference Period;

(2)	the EBITDA attributable to discontinued operations, as determined in accordance with IFRS and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

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(3)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period;

(4)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period; and

(5)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos) and any branch of power thereof and any ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the United Mexican States or any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and distributions required to be made under applicable law or the by-laws of a Restricted Subsidiary in effect on the date of the indenture to minority interest holders on account of such Asset Sale, the amount of any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS and any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“New Subsidiary” has the meaning set forth under “Additional Note Guarantees.”

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise; or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

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“note guarantee” means the Guarantee by each subsidiary guarantor of the Company’s obligations under the indenture and the new notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Ordinary Course Intercompany Indebtedness” means Intercompany Indebtedness issued by the Company or its Subsidiaries to the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice, including without limitation trade payables and Intercompany Indebtedness issued for treasury management purposes of the Company or such Subsidiary.

“Original Notes” means the 11.0% Senior Notes due 2014 issued pursuant to the Existing Indenture.

“Permitted Business” means the development, ownership and/or operation of one or more telephone, telecommunications, information or data transmission systems or networks and/or the provision of telephony, telecommunications and/or information services and any related, ancillary or complementary business, including, without limitation, local and long distance telephony, telecommunications and other information and transmission services such as the Internet, broadband or cable television.

“Permitted Holders” means Ricardo Guillermo Amtmann, Javier Molinar Horcasitas, Enrique Castillo Sánchez Mejorada, Henry Davis Carstens, Alberto Martin Soberón and the other beneficiaries of Trust Number 1387 for which Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero is acting as trustee, and any Affiliates or immediate family of such persons.

“Permitted Investments” means:

(1)	(a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, (b) any Investment in any other Restricted Subsidiary of the Company that is a subsidiary guarantor, provided that such Investment is evidenced by an intercompany note, (c) any Investment in the Equity Interests of a Restricted Subsidiary of the Company that is a subsidiary guarantor (by way of acquisition of Equity Interest or capital contribution) in an amount not to exceed U.S.$5.0 million in the aggregate for all Investments pursuant to this clause 1(c) or (d) any Investment in a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary consisting solely of the capitalization of amounts due to the Company in exchange for Equity Interests of such Restricted Subsidiary by such Restricted Subsidiary not to exceed U.S.$5.0 million in the aggregate for all Investments made pursuant to this clause 1(d);

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person in a Related Business if, as a result of such Investment, such Person immediately becomes a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor of such Person or is immediately merged consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales and Events of Loss”;

(5)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

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(6)	Investments represented by Hedging Obligations permitted to be incurred under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed U.S.$500,000 at any one time outstanding;

(8)	repurchases of the new notes;

(9)	Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization; that are necessary or advisable to effectuate such Permitted Securitization; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any Equity Interests;

(10)	Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(11)	any Investment made within 60 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the indenture; provided that such Investment shall be deemed to have made under the provision under which it was intended to have been made; and

(12)	other Investments made since the date of the indenture that do not exceed, at any one time outstanding, U.S.$10.0 million.

“Permitted Liens” means:

(1)	Liens in favor of the Company or the subsidiary guarantors;

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)	Liens (i) existing on the issue date of the Original Notes and (ii) any other Liens existing on the Issue Date provided such Liens (a) are incurred not in violation of the Existing Indenture and (b) will not have a material adverse effect on the rights of holders of the new notes with respect to the Collateral or otherwise;

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(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(8)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)	Liens on Receivables and related assets granted in connection with a Permitted Securitization, including Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization;

(11)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)	Liens in the ordinary course to secure Hedging Obligations with respect to the new notes permitted by clause (7) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13)	Collateral Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has, at the time the Permitted Refinancing Indebtedness is incurred, a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

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(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the new notes, such Permitted, Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the new notes on terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of U.S.$30.0 million (or U.S.$50.0 million so long as a first, priority security interest for the benefit of the note holders on the Collateral is in full force and effect).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means the Joint Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits annexed thereto and the plan supplement, as it may be modified, amended, or supplemented from time to time).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Purchaser” means, collectively, Ventura Capital Privado, S.A. de C.V., Trust Number 1387 (acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero), Javier Molinar Horcasitas, and Enrique Castillo Sanchéz Mejorada.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for good or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

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(a)	is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(c)	subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(2)	with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(3)	to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Collateral” means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets to be used in the business of the Company or its Subsidiaries, which on such date (i) constitute assets under “Telephone Network Systems and Equipment” on the Company’s consolidated balance sheet, (ii) are to be acquired by the Company at a purchase price that does not exceed the Fair Market Value of such Replacement Collateral, (iii) will be upon purchase free and clear of all Liens other than Collateral Permitted Liens (other than any Lien described under clause (6) of the definition thereof), and (iv) are subject to Collateral Documents to which the owner of the Replacement Collateral is a party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of accounts receivable transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

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“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“subsidiary guarantors” means each of:

(1)	Maxcom Servicios Administrativos, S.A. de C.V.;

(2)	Outsourcing Operadora de Personal, S.A. de C.V.;

(3)	TECBTC Estrategias de Promoción, S.A. de C.V.;

(4)	Corporativo en Telecomunicaciones, S.A. de C.V.;

(5)	Maxcom SF, S.A. de C.V.;

(6)	Maxcom TV, S.A. de C.V.;

(7)	Maxcom USA, Inc.;

(8)	Telereunión, S.A. de C.V.;

(9)	Telscape de México, S.A. de C.V.;

(10)	Sierra Comunicaciones Globales, S.A. de C.V.;

(11)	Servicios MSF, S.A. de C.V.;

(12)	Sierra USA Communications, Inc.;

(13)	Asesores Telcoop, S.A. de C.V.;

(14)	Celmax Móvil, S.A. de C.V.;

(15)	any other Subsidiary of the Company that executes a note guarantee in accordance with the provisions of the indenture; and

(16)	their respective successors and assigns, in each case, until the note guarantee of such Person has been released in accordance with the provisions of the indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (excluding the value of any Investments in Persons other than Restricted Subsidiaries), as shown on the most recent balance sheet of the Company delivered to the trustee pursuant to “—Reports.”

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“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2017; provided, however, that if the period from the redemption date to June 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, provided that such designation maybe only made if such Subsidiary;

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5)	does not own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Person other than Unrestricted Subsidiaries of the Subsidiary to be so designated;

(6)	(A) the Subsidiary to be so designated has total assets of U.S.$1,000.00 or less or (B) if such Subsidiary has assets greater than U.S.$1,000.00, such designation would be permitted under the covenant described under “—Certain Covenants—Restricted Payments”; and

(7)	immediately after giving effect to such designation no Default shall have occurred and be continuing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

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